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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1.   Name and Address of Reporting Person*

   Grimalt                          Jose
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   (Last)                           (First)             (Middle)

   3191 Coral Way
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                                    (Street)

  Miami,                              FL                 33145
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                  Spanish Broadcasting System, Inc. (SBSA)

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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                  October 1999
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5.   If Amendment, Date of Original (Month/Year)

                                 November 1999
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)



________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                2.                  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                              Transaction         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security               Date                ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A Common Stock            11/02/99             5               60,000      (D)    $20.00   511,650***     D
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

*** Represents 511,650 shares of Class B Common Stock which is convertible on a 1 for 1 basis into Class A Common Stock at the option of the registrant; such shares are included in Table II, column 9 of this Form 4.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v). (Over)

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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




                        2.
                        Conver-                                       5.
                        sion                                          Number of
                        or                                            Derivative          6.
                        Exer-                     4.                  Securities          Date
                        cise         3.           Trans-              Acquired (A)        Exercisable and
                        Price        Trans-       action              or Disposed         Expiration Date
1.                      of           action       Code                of(D)               (Month/Day/Year)
Title of                Deriv-       Date         (Instr.             (Instr. 3,          -------------------
Derivative              ative        (Month/      8)                  4 and 5)            Date         Expira-
Security                Secur-       Day/         ------------        --------------      Exer-        tion
(Instr. 3)              ity          Year)        Code       V        (A)        (D)      cisable      Date
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

Class B Common Stock    1-1          11/02/99      C                             60,000   Immediately  none
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

                                                                        10.
                                                          9.            Owner-
                                                          Number        ship
                                                          of            Form
                                                          Deriv-        of
                     7.                                   ative         Deriv-     11.
                     Title and Amount                     Secur-        ative      Nature
                     of Underlying           8.           ities         Secur-     of
                     Securities              Price        Bene-         ity:       In-
                     (Instr. 3 and 4)        of           ficially      Direct     direct
                     ----------------        Deriv-       Owned         (D) or     Bene-
1.                             Amount        ative        at End        In-        ficial
Title of                       or            Secur-       of            direct     Owner-
Derivative                     Number        ity          Month         (I)        ship
Security                       of            (Instr.      (Instr.       (Instr.    (Instr.
(Instr. 3)           Title     Shares        5)           4)            4)         4)
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
                      Class A
                      Common
CLASS B COMMON STOCK  Stock    60,000                     511,650        D
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


Explanation of Responses:


BY:     /s/ Jose Grimalt                                        12/03/99
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      **Signature of Reporting Person                             Date


*** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.